EXHIBIT 10.5

STANLEY, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into on June 26, 2008, by and between Stanley, Inc. (the “Company”), a Delaware corporation, and Gregory M. Denkler (the “Executive”).

RECITALS

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Executive has made and is expected to make a significant contribution to the profitability, growth, and financial strength of the Company; and

WHEREAS, it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of management personnel, including the Executive, to their assigned duties without distraction and to ensure the continued availability to the Company of the Executive in the event of a Change in Control (as defined below);

NOW, THEREFORE, in consideration of the Executive’s continued service to the Company and the mutual agreements herein contained, and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

ARTICLE I
Term of Agreement

This Agreement shall commence as of the date set forth above (the “Effective Date”) and shall be for a term of two years.  Commencing on the second anniversary of the Effective Date and on each subsequent anniversary thereof, the term of this Agreement shall automatically be extended for successive one year terms (each a “Renewal Term”) unless either the Company or the Executive shall have given written notice to the other at least one year prior to the commencement of a Renewal Term that the term of this Agreement shall not be so extended; provided, however, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire during a Potential Change in Control Period (as defined below) or prior to the expiration of 24 months after the date of a Change in Control that occurs during the term hereof (including during a Potential Change in Control Period).

ARTICLE II
Definitions

Whenever used herein, the following terms shall have their respective meanings set forth below.

2.1.          “Base Salary” means the annual base salary in effect for the Executive immediately prior to a Change in Control, as such salary may be increased from time to time during the Term (in which case such increased amount shall be the Base Salary for purposes hereof), but without giving effect to any reduction thereto.

2.2.          “Board” means the Board of Directors of the Company.

2.3.          “Cause” for termination by the Company of the Executive’s employment means:

(a)           the Executive’s conviction of a felony (except for a motor vehicle violation) or entering into a guilty plea or plea of nolo contendere with respect to such crime;

(b)           the Executive’s willful and continued failure to substantially perform the duties and responsibilities of the Executive’s position with the Company after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed such duties or responsibilities;

(c)           the Executive’s engaging in fraud or dishonesty relating to Executive’s employment, or other willful misconduct or gross negligence of the Executive, which conduct is materially injurious to the Company or its reputation, monetarily or otherwise; or

(d)           the Executive’s willful violation of Company policies, which conduct is materially injurious to the Company or its reputation, monetarily or otherwise.

2.4.          “Change in Control” means and shall be deemed to have occurred as of the date of the first to occur of the following events:

(a)           any Person or Group (each term as defined below) acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total Fair Market Value (as defined below) or total voting power of the stock of the Company.  However, if any Person or Group is considered to own more than 50% of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of the Company.  An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the

Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(b)           any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c)           a majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(d)           any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.   However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:

(i)            A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)           An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)          A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)          An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

For these purposes, the term “Person” shall mean an individual, company, association, joint-stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof.  The term “Group” shall have the meaning set forth in Rule13d-5 of the Securities and Exchange Commission (“SEC”), modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made.  If any one Person, or Persons acting as a Group, is considered to effectively control the Company as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.

2.5.          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6.          “Company” means Stanley, Inc. and all of its wholly-owned subsidiaries.  Except as provided in the following sentences, the term “Company” shall include (a) Stanley, Inc. or any wholly-owned subsidiary of Stanley, Inc. which may become employer of the Executive, and (b) any successor to the business or assets of Stanley, Inc., Stanley Associates, Inc. or any wholly-owned subsidiary of Stanley, Inc., which employs the Executive and agrees in writing or by operation of law to be bound by this Agreement.  Notwithstanding the foregoing, in determining whether a Change in Control has occurred, the term “Company” shall mean Stanley, Inc. (without regard to whether a successor is bound by this Agreement).  Stanley, Inc. shall be jointly and severally liable with Stanley Associates, Inc. or any wholly-owned subsidiary of Stanley, Inc. which may become employer of the Executive for any amounts that become payable to this Executive under this Agreement.

2.7.          “Date of Termination” has the meaning set forth in Section 3.2.

2.8.          “Disability” means total and permanent disability of the Executive as a result of bodily injury, disease or mental disorder which results in the Executive’s entitlement to long-term disability benefits under the Company’s long-term disability plan.

2.9.          “Executive” means the individual named in the first paragraph of this Agreement.

2.10.        “Fair Market Value”. means the arithmetic mean of the highest and lowest sales prices of the stock as reported on the consolidated tape for securities listed on the New York Stock Exchange (“NYSE”) on a particular date.  In the event that there are no stock transactions on such date, the Fair Market Value shall be determined by utilization of the above formula as of the immediately preceding date on which there were stock transactions.

2.11.        “Good Reason” for termination by the Executive of his employment means the occurrence (without the Executive’s express written consent) after a Change in Control or during a Potential Change in Control Period of any one of the following events, unless such event is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(a)           a material diminution in the Executive’s Base Salary;

(b)           a material diminution in the Executive’s authority, duties or responsibilities;

(c)           a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of directly to the Board (if the Executive previously reported directly to the Board);

(d)           a material diminution in the budget over which the Executive retains authority;

(e)           the Company requiring the Executive to be based at an office that is both more than 50 miles from where the Executive’s office is located immediately prior to the Change in Control and also more than 50 miles from the Executive’s then-current principal place of residence, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company prior to the Change in Control; or

(f)            any other action or inaction that constitutes a material breach by the Company of any written agreement between the Company and the Executive pursuant to which the Executive provides services.

In order for the Executive’s termination to be deemed to be for Good Reason, the Executive must deliver Notice of Termination to the Company describing the event(s) alleged to constitute Good Reason within 90 days of the occurrence of such event(s).  Such Notice of Termination shall specify the Executive’s Date of Termination, which date shall not be earlier than 30 days nor more than 60 days after the date of the Notice of Termination.  The Company may fully correct the event(s) constituting Good Reason within a reasonable period of time (not less than 30 days) specified in the Notice of Termination, in which case the Executive’s Notice of Termination for Good Reason shall automatically be withdrawn and of no effect; provided, however, that no opportunity to correct shall be available for any Good Reason event which recurs after a prior correction by the Company.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder prior to 90 days after such action or failure to act.

2.12.        “Notice of Termination” has the meaning set forth in Section 3.2.

2.13.        “Potential Change in Control” shall be deemed to have occurred if any of the following events shall have occurred:

(a)           the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)           the Company publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(c)           any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(d)           the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

2.14.        “Potential Change in Control Period” shall commence upon the occurrence of a Potential Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier (a) with respect to a Potential Change in Control occurring pursuant to Section 2.13(a); immediately upon the abandonment or termination of the applicable agreement; (b) with respect to a Potential Change in Control occurring pursuant to Section 2.13(b), immediately upon a public announcement by the Company that it has abandoned its intention to take or consider taking actions which, if consummated, would result in a Change in Control; or (iii) with respect to a Potential Change in Control occurring pursuant to Section 2.13(c) or (d), upon the one year anniversary of the occurrence of a Potential Change in Control (or, in the case of a Potential Change in Control occurring pursuant to Section 2.13(d), such earlier date as may be determined by the Board).  In addition to the foregoing, any termination of an Executive by the Company at the request of a third party in contemplation of a Change in Control or Potential Change in Control shall be deemed to have occurred within a Potential Change in Control Period.

2.15.        “Release Agreement” means the agreement required to be signed by the Executive and returned to the Company, as set forth in Exhibit A hereto, as a condition for receiving certain of the payments and benefits under this Agreement.  The form of Release Agreement may be amended by the Company at any time and from time to time to reflect changes in the law or to reflect such terms of this Agreement or any other agreement between the parties which survive the Executive’s termination of employment.

2.16.        “Term” means the period of time described in Article I (including any extension, continuation or termination described therein).

ARTICLE III
Termination of Employment

3.1.          Qualifying Terminations.  If, during the Term of this Agreement and either within 24 months after a Change in Control or within a Potential Change in Control Period, (1) the Executive’s employment is terminated by the Company or any successor to the Company for any reason other than Cause, or (2) the Executive terminates his employment due to Good Reason, then the Executive will be entitled to receive the severance payments and benefits set forth in Article IV below; provided, however, that no severance payments shall be made, or continuing benefits provided, under this Agreement, if any of the following apply:

(a)           The Executive voluntarily resigns or retires from employment other than timely resignation for Good Reason;

(b)           The Executive is terminated for Cause;

(c)           The Executive’s employment terminates as a result of death or Disability; or

(d)           The Executive declines to sign and return the Release Agreement set forth in Exhibit A hereto, or revokes such Release Agreement within the time provided therein.

3.2.          Notice of Termination.  After a Change in Control or Potential Change in Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party in accordance with Section 7.4.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  The “Date of Termination,” with respect to any purported termination of the Executive’s employment under this Agreement shall mean the date specified in the Notice of

Termination for termination (which, in the case of a termination by the Company other than for Cause, shall not be less than 30 days and, in the case of a termination by the Executive, shall not be less than 30 days nor more than 60 days, respectively, from the date such Notice of Termination is given).

3.3.          Exclusive Source of Severance Compensation and Benefits.  If the Executive becomes entitled to severance compensation and benefits under this Agreement, he or she shall not be entitled to receive any severance compensation or benefits under any other employment agreement to which the Company is a party, or under any severance program or policy of the Company.

3.4.          Other Terminations.  This Agreement does not apply to terminations of employment that occur prior to a Change in Control or after the expiration of 24 months after a Change in Control and also outside of a Potential Change in Control Period.

ARTICLE IV
Severance Benefits

4.1.          Severance Benefits.  If, during the term of this Agreement, the Executive incurs a qualifying termination as described in Section 3.1 above, then, subject to the Executive timely executing and delivering the Release Agreement to the Company (except in the case of payments under (a) below), which Release Agreement has not been revoked in accordance with the terms thereof, the Executive shall be entitled to the following compensation and benefits, subject to applicable income and employment tax withholding:

(a)           Accrued Compensation.  An amount equal to the following amounts earned or accrued through the Termination Date, but not paid as of the Termination Date:  (i) Base Salary, (ii) reimbursement for reasonable and necessary, properly-receipted expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, and (iii) accrued but unused vacation pay.

(b)           Annual Bonus Compensation.  An amount equal to the highest annual bonus payment paid to the Executive for the prior three years multiplied by a fraction, the numerator of which is the number of days in the one year performance measurement period through the Date of Termination and the denominator of which is 365.

(c)           Cash Severance.  An amount equal to two multiplied by the sum of the following amounts:

(i)            The Executive’s Base Salary; plus

(ii)           The highest annual bonus payment paid to the Executive for the prior three years.

(d)           Continuation of Welfare Benefits.  Continuation of medical and dental insurance coverage in which the Executive (or his dependents) was participating as of the

Date of Termination (subject to such modifications as shall be established for all employees of the Company) until the earliest of:

(i)            the second anniversary of the Date of Termination;

(ii)           the date the Executive first breaches the Release Agreement or any restrictive covenant hereunder or in any employment or other agreement with the Company which survives termination of the Executive’s employment; or

(iii)          the date the Executive becomes eligible under a similar welfare benefit plan of a successor employer.

If such coverage cannot be provided on a tax-advantaged basis under the Company’s program, the Company will make a supplemental payment to the Executive such that his after-tax cost of coverage will be no greater than the cost for such coverage to a similarly-situated employee under the program.  Any increase in premium cost resulting from a change in the Executive’s coverage election shall be borne by the Executive.  In order to receive such continued medical and dental coverage, the Executive must be eligible for and elect continuation coverage under “COBRA” under the terms of the applicable programs for the first 18 months of such coverage.

(e)           Outstanding Equity Awards.  Any and all outstanding unvested equity awards held by the Executive as of the Date of Termination shall automatically vest  and be deemed exercisable and/or vested, as the case may be.  Notwithstanding the foregoing, any performance-based equity awards held by the Executive as of the Date of Termination shall vest and be exercisable and/or paid to the Executive as and to the extent provided in the applicable award agreement or plan document.  For the avoidance of doubt, this Agreement shall be deemed to be an “Employment Agreement” as defined under the Company’s equity incentive plan(s) and the applicable award agreements thereunder.

(f)            Perquisites.  Continuation of all perquisites and other personal benefits in effect as of the Date of Termination (subject to such modifications as shall be established for all employees and/or executives of the Company) until the earliest of:

(i)            the second anniversary of the Date of Termination;

(ii)           the date the Executive first breaches the Release Agreement or any restrictive covenant hereunder or in any employment or other agreement with the Company which survives termination of the Executive’s employment; or

(iii)          the date the Executive becomes eligible for similar perquisites or other personal benefits of a successor employer.

4.2.          Payment of Severance Compensation.  Except as provided in Section 4.3 below, the cash payments described in Section 4.1(a) shall be made within the time provided by law.

No reimbursement of expenses under Section 4.1(a) shall be made after the last day of the year following the year in which the expense was incurred.  The payments described in Section 4.1(b) and (c) shall be made in a lump sum within five business days after the later of the Date of Termination or the execution and return of the Release Agreement and expiration of revocation period provided for therein.

4.3.          Compliance with Code Section 409A.  Each of the payments under Section 4.1(b), (c), (d) and (f) above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).  As a result, (a) any payments that become vested as a result of the qualifying termination under Section 3.1 that are made on or before the 15th day of the third month of the calendar year following the calendar year of the Executive’s termination, (b) any additional payments that are made on or before the last day of the second calendar year following the year of the Executive’s termination and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, and (c) the payment of medical expenses within the applicable COBRA period, are exempt from the requirements of Code Section 409A.  As Executive is designated as a “specified employee” within the meaning of Code Section 409A, to the extent that any deferred compensation payments to be made during the first six month period following Executive’s termination of employment exceed such exempt amounts, the payments shall be withheld and the  amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Executive’s termination.  The Company shall identify in writing delivered to the Executive any payments it reasonably determines are subject to delay under this Section 4.3.  In no event shall the Company have any liability or obligation with respect to taxes for which the Executive may become liable as a result of the application of Code Section 409A.

4.4.          No Mitigation Required.  The Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company hereunder.  Except as set forth in Section 4.1(d) and (f), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

ARTICLE V
Parachute Tax Payments

5.1.          Gross-Up for Parachute Payments.  If any payment or distribution by the Company (or any of its affiliates) to or for the benefit of the Executive, whether paid or payable or distributed or distributable under this Agreement or under any other agreement, policy, plan, program or arrangement, or the lapse or termination of any restriction under any agreement, policy, plan, program or arrangement (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax

(such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Parachute Tax”), then Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Parachute Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed on the Payment.  The following provisions shall apply in determining whether a Gross-Up Payment shall apply:

(a)           Notwithstanding any other provision of this Section 5.1, if no Parachute Tax would apply if the aggregate Payments were reduced by 10%, then the aggregate Payments shall be reduced by the amount necessary to avoid application of the Parachute Tax, and no Gross-Up Payment will be made.  Such reduction shall apply to cash Payments in the order that such Payment would otherwise be made soonest after the Date of Termination, to the extent necessary to avoid application of the Parachute Tax.

(b)           Unless the Company and the Executive otherwise agree in writing, any determination required under this Article V shall be made in writing by nationally recognized independent public accountants agreed to by the Company and Executive (the “Accounting Firm”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Article V, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination hereunder. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated hereunder.  The Accounting Firm shall be required to provide its determination within 60 days after the date of the Executive’s Date of Termination, and the Company shall be responsible for any income tax, penalty or interest liability incurred as a result of delay by the Accounting Firm.

(c)           If the Accounting Firm determines that no Parachute Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and the Executive a non-reliance opinion that the Executive has a reasonable basis not to report any Parachute Tax on his federal, state or local income or other tax return.  If the Accounting Firm determines that a Parachute Tax will (or would, but for reduction in the Payment) be payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and Executive the detailed basis for such opinion.  The Company will make the Gross-Up payment within five business days thereafter.

5.2.          Adjustment of Gross-Up Payment.  The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by the Executive.  The Executive shall make proper payment of the amount of any Parachute Tax based on the determination of the Accounting Firm under Section 5.1, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and such other documents reasonably requested by the Company evidencing such payment, provided that any information unrelated to the Parachute Tax may be deleted from the copies of the returns and documents delivered to the Company.  If, after the Company’s payment to the Executive of the Gross-Up Payment, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced or increased, or a determination is made by the Internal Revenue Service that would make the prior Gross-Up Payment amount inaccurate, then, within ten business days of such determination, the Executive shall pay to the Company the amount of any such reduction, or the Company shall pay to the Executive the amount of any such increase.  The following provisions apply for purposes of this Section 5.2:

(a)           In no event shall the Executive have any such refund obligation if it is determined by the Company that to do so would be a violation of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

(b)           If the Executive has paid Parachute Tax to the Internal Revenue Service prior to any redetermination by the Accounting Firm reducing the amount of Gross-up Payment otherwise due, refund by the Executive shall be due only to the extent that a refund of such amount is received by the Executive from the Internal Revenue Service.

(c)           The Executive shall provide the Company prompt notice of any claim by or other correspondence from the Internal Revenue Service relating to the amount of Parachute Tax and will provide the Company with a reasonable opportunity to contest any claim for Parachute Tax.  The Executive will take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Parachute Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such contest and any such payments.  If the Company directs Executive to pay the tax claimed, or otherwise fails to contest the claim as described above, the Company will immediately pay to Executive the amount of the required deficiency payment, including any Parachute Tax or income tax, and interest and penalties with respect thereto.  All reimbursements hereunder shall be made as soon as possible after Executive incurs the expense and presents evidence of such expense reasonably acceptable to the Company, but in no event later than the end of the calendar year following the year in which the expense is incurred.

(d)           Notwithstanding anything to the contrary herein, the Executive’s rights under this Article V shall survive the termination of his employment for any reason and the termination or expiration of this Agreement for any reason.

ARTICLE VI
Executive’s Restrictive Covenants

6.1.                              Cooperation.  The Executive shall reasonably cooperate with and assist the Company and its counsel at any time and in any manner reasonably required by the Company or its counsel (with due regard for the Executive’s other commitments if he is not employed by the Company) in connection with any litigation or other legal process affecting the Company of which the Executive has knowledge as a result of his employment with the Company (other than any litigation with respect to this Agreement).  In the event of such requested cooperation, the Company shall reimburse the Executive’s reasonable out of pocket expenses.

6.2.                              Return of Company Property.  Upon demand by the Company and/or upon termination of his employment with the Company for any reason, the Executive shall promptly deliver to the Company all property and materials, whether written, descriptive, or maintained in some other form belonging to or relating to the Company or its business affairs, including correspondence, manuals, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, suppliers, business plans, designs, marketing or other business strategies, products or processes, but excluding materials distributed to employees of the Company generally and relating to the Executive’s rights and obligations as an employee or former employee of the Company.  The Executive shall also return any automobile, computers and peripherals, cellular telephones, pagers and other physical property or equipment provided by the Company to the Executive in connection with his employment with the Company.

6.3.                              Non-Disparagement.  The Executive will not criticize, defame, be derogatory toward or otherwise disparage the Company (or the Company’s past, present and future officers, directors, stockholders, attorneys, agents, representatives, employees or affiliates), or its or their business plans or actions, to any third party, either orally or in writing; provided, however, that this provision will not preclude the Executive from giving testimony in response to a lawful subpoena or preclude any conduct protected under 18 U.S.C. Section 1514A(a) or any similar state or federal law providing “whistleblower” protection to the Executive.

6.4.                              Non-Competition.  In consideration for the severance compensation and continued benefits provided in Section 4.1(c), (d) and (f) above, and at the option of any potential acquirer at the time of a Change in Control, the Executive agrees to be subject to the Noncompetition Agreement attached hereto as Exhibit B for a period of two years following a qualifying termination as described in Section 3.1 above.

ARTICLE VII
Miscellaneous

7.1.                              Litigation Expenses.  In the event of any litigation or other dispute between the Company and the Executive with respect to the subject matter of this Agreement, the Executive shall be entitled to recover his attorney fees and expenses, unless the Executive does not substantially prevail in such matter.

7.2.                              Entire Understanding.  This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior severance or change in control agreement and amendment thereto between the Company and the Executive; except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

7.3.                              Severability.  If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall, to the full extent consistent with law, continue in full force and effect.  If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law, any prior agreement between the Company and the Executive shall be deemed reinstated as if this Agreement had not been executed.

7.4.                              Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

To the Company:

Stanley, Inc.

3101 Wilson Boulevard

Arlington, VA  22201

Attention:  General Counsel

To the Executive:

The Executive’s address on file with the Company

or to such other address as either party shall have previously specified in writing to the other.

7.5.                              No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, or any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

7.6.                              Binding Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

7.7.                              Modification and Waiver.  This Agreement may be modified or amended only by an instrument in writing signed by each of the parties.  Except as otherwise provided in Section 2.11, no term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and any waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.8.                              Headings.  The headings contained in this Agreement are included solely for convenience and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

7.9.                              Governing Law.  This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the Commonwealth of Virginia, without regard to the choice of law provisions thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first above written.

STANLEY, INC.

/s/ Scott D. Chaplin
By: Scott D. Chaplin
Its: General Counsel

EXECUTIVE

/s/ Gregory M. Denkler
Gregory M. Denkler

EXHIBIT A

Date

Re: Separation and Release Agreement

Dear :

This letter sets forth certain terms and conditions relative to your separation from your employment with Stanley, Inc., including its subsidiaries and affiliated companies, and their respective current and former directors, officers, employees, agents and assigns (“STANLEY” or the “Company”).

Your resignation from STANLEY’s employ will be effective                      ,         .  After you execute and return this Agreement to the Company, which you acknowledge may not be executed prior to your last day of actual work, the Company will provide you with severance payments and benefits to the extent provided by that certain Change in Control Severance Agreement between you and the Company dated as of June 26, 2008.

In exchange for the Company providing you with the aforementioned severance payments and benefits, you hereby waive all claims against the Company and unconditionally and irrevocably release and discharge the Company from liability for any claims or damages that you have or may have against it, its current and former directors, officers, employees, agents and assigns up to the moment this Agreement becomes fully executed, regardless of whether those claims are known or unknown including, but not limited to, any claims for wages, severance (except as specifically provided for herein), bonuses or benefits (except as specifically provided for herein), or any other claims whatsoever arising during or, in whole or in part, out of your employment relationship with the Company, or violations of any federal, state or local fair employment statute, executive order, ordinance, law or regulation, including Title VII of the Civil Rights Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Employee Retirement Income Security Act of 1974, as amended, or any other potentially applicable employment or labor law, or any other rule of law or common law including, but not limited to those concerning possible torts, express or implied contract, the implied covenant of good faith and fair dealing, public policy, or other obligations. Other than with respect to any rights which cannot be waived by law, including but not limited to the right to file certain charges with, or participate in, an investigation conducted by any governmental agency that expressly prohibits waiver relative to same, you also agree not to initiate any administrative or legal action against the Company to assert such claims.  Moreover, to the extent any such action is brought by you or on your behalf by any third party, you agree to waive all claims to monetary relief or damages of any kind, including attorneys’ fees and costs. You understand that the fact of this agreement and/or the agreement to pay or the payment of the consideration described herein does not constitute an admission by the Company that it has violated any such law or legal obligation.

You acknowledge that you may take up to [21/45] days to consider the terms of this Agreement.  You also acknowledge that you were advised by STANLEY to discuss the terms of this Agreement with your attorneys prior to signing this Agreement.  You further acknowledge that you are entering into this Agreement, freely, knowingly, and voluntarily, with a full understanding of its terms and that you will have seven days to revoke this Agreement after executing the same by notifying the undersigned in writing during this seven-day period.  Except as set forth herein, this constitutes the entire agreement between us regarding the subject matter hereof.  This Agreement may not be changed or altered, except by a writing signed by you and the Company.  This Agreement is entered into in the Commonwealth of Virginia and the laws of the Commonwealth of Virginia will apply to any dispute concerning it, without regard to its conflicts of law provisions.  If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement.

Sincerely,

STANLEY, INC.

By:

Title:

Date:

AGREED AND ACCEPTED:

Date:

On this            day of                   , 20     before me personally came                                 , to me known to be the individual described in and who executed the foregoing Change in Control Severance Agreement, and duly acknowledged to me that he executed the same.

Notary Public

EXHIBIT B

FORM OF NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”) is dated as of                     , 20    , by and between Stanley, Inc., a Delaware corporation (the “Company”), and                                  (the “Executive”). Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Change in Control Agreement (as defined below).

WHEREAS, the Company and the Executive have entered into a Change in Control Severance Agreement, effective as of June 26, 2008 (the “Change in Control Agreement”); and

WHEREAS, the Company and the Executive agree that, in connection with the execution of the Change in Control Agreement and the Executive’s continued employment, the Executive will not engage in competition with the Company pursuant to the terms and conditions hereof;

NOW, THEREFORE, in furtherance of the foregoing and in exchange for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.   Noncompetition.  (a) If the Executive incurs a qualifying termination as described in Section 3.1 of the Change in Control Agreement, for two years following the qualifying termination, the Executive shall be prohibited from engaging in Competition (as defined below) with the Company or any of its subsidiaries.

(b)  The term “Competition” for purposes of this Agreement shall mean the Executive agrees that for the period described in section 1(a) above, Executive will not, directly or indirectly, privately or as an employee, partner, officer, director, stockholder or agent in any capacity of any other entity: (i) render any services on the specific contracts, task orders, or other business arrangements that Executive is or was involved in for the Company, or acquired knowledge through access to confidential information of the Company, e.g., pricing, pricing strategies, business pursuits, strategic objectives, and the like, on behalf of any other person or entity; (ii) actively solicit, divert or take away, or attempt to divert or to take away, the business of any of the clients, customers or accounts, or prospective clients with identified active new business targets, customers or accounts, of the Company or any Company affiliate in which Executive is or was involved or acquired knowledge through access to such confidential information; or (iii) directly or indirectly recruit, train, supervise, or assist others to engage in any activities described in this paragraph.

2.  Specific Performance; Waiver of Jury Trial.  The Executive acknowledges that in the event of breach by the Executive of the terms of Section 1 hereof, the Company’s remedies at law may be inadequate and the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Section 1 hereof and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement.  The Executive and the Company agree to waive their rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement.

3.  Attorneys Fees.  If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.

4.   Survival.  This Agreement shall survive the termination of Executive’s employment and the assignment of this Agreement by the Company to any successor to their respective business.

5.   Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

6.  Governing Law and Venue.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.  Executive expressly consents to personal jurisdiction and venue in the state and federal courts for the county in which the Company’s principal place of business is located for any lawsuit filed there against Executive by the Company arising from or related to this Agreement.

7.  Entire Agreement.  This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, and the parties hereto have made no representations, promises, agreements or understandings, written or oral, relating to the subject matter of this Agreement which are not set forth herein. This Agreement shall not be changed unless in writing and signed by both the Executive and the Company.

8.  Assignment.  This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to their respective business and will inure to the benefit of and be binding upon any such successor.

9.  Notice.   Each party hereto must deliver all notices or other communications required or permitted under this Agreement in writing to the other parties in accordance with the notice provisions set forth in Section 7.4 of the Change in Control Agreement.

10.  Waiver.  Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

11.   Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.   The Executive’s Acknowledgment.  The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into it freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

STANLEY, INC.

By:
Name:
Title:

EXECUTIVE